EXHIBIT 5.1

Law Offices Of Michael H. Hoffman, P.A.

9116 Byron Avenue
Miami, Florida  33154
Tel:  (786) 280-7575
Fax:  (509) 562-3211
Email: michael@mySEClawyer.com

May 6, 2008

Dragon’s Lair Holdings, Inc.
785 N.E. 83rd Terrace
Miami, Florida  33138

Gentlemen:

We have acted as special counsel to Dragon’s Lair Holdings, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 50,000 shares of the Company’s Series A Convertible Preferred Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement and 13,000,000 shares of common stock, no par value, which may be acquired upon the conversion of the shares of preferred stock into common stock.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Law Offices of Michael H. Hoffman, P.A.